Exhibit 99.2

Staffing 360 Solutions Announces Up to $18 Million Preferred Stock Capital Raise

Company Announces Details of its General Solicitation Offering under Regulation D 506(c) of the Securities Act Solely to Accredited Investors and Institutional Investors

New York, NY – November 10, 2016 – Staffing 360 Solutions, Inc. (“Company”) (Nasdaq: STAF), a public company executing a global buy-and-build strategy through the acquisition of staffing organizations in the US and the UK, as a follow-on from the Company’s press release of November 4, 2016, announced today the details of its general solicitation private placement offering (“Offering”) solely to accredited investors under Rule 506(c) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (“Securities Act”).

The Company has engaged Source Capital Group, Inc. (“Source Capital”) as lead placement agent. Source Capital invites all interested broker dealers and accredited investors interested in participating in the Offering, to contact Source Capital at: rkreger@sourcegrp.com.

“We believe this offering represents a tremendous opportunity for our Company as we enter the next stage of our expansion,” stated Brendan Flood, Executive Chairman of Staffing 360 Solutions.  “This offering will provide the capital needed to deleverage and strengthen our balance sheet, execute upon the Company’s M&A strategy, and fund our organic growth initiatives.”

The Offering, which will have a maximum gross proceeds of up to $18 million, will consist of two series of preferred stock:

1)	Series E-1 Units for $793.83 consisting of:
a.	3-year term redeemable preference shares, 8% annual yield (pays $1,000 at maturity), and
b.	80 shares of STAF common stock,

2)	Series E-2 Units for $620.92 consisting of:
a.	5-year term redeemable preference shares,10% annual yield (pays $1,000 at maturity), and
b.	80 shares of STAF common stock.

Additional details are included in the Company’s Private Placement Memorandum which is available to any accredited investor and is posted on the Company’s website at: www.staffing360solutions.com/offering.html.

“Utilizing this structure for our capital raise will allow the Company’s cash flow generation to be invested in organic and inorganic growth opportunities that will enhance our long-term value creation potential, all with very little dilution to existing shareholders,” stated David Faiman, Chief Financial Officer of Staffing 360 Solutions.

The securities offered in the Offering will not be and have not been registered under the Securities Act, any state securities laws or the securities laws of any other jurisdiction, and may not be offered or sold in the United States or the United States persons absent registration or an applicable exemption from registration requirements of the Securities Act is available. Additional details of the offering are included in the Private Placement Memorandum.

This advertisement does not constitute an offer to sell nor a solicitation of an offer to purchase any securities in any jurisdiction in which such an offer or solicitation is not authorized and does not constitute an offer within any jurisdiction to any person to whom such offer would be unlawful.

Under Rule 506(c), general solicitation of offerings is permitted, however, purchasers in a Rule 506(c) offering must be "accredited investors." The SEC defines the term "accredited investor" in Rule 501(a). Generally, individuals are considered accredited investors if they have a net worth greater than $1 million (excluding their primary residence) or incomes in excess of $200,000 in the last two years with the expectation of the same in the current year (or $300,000 with a spouse).

For more information about Staffing 360 Solutions and complete investor materials such as investor presentations, white papers and webcasts of past earnings calls, please visit: www.staffing360solutions.com/res.html.

About Source Capital Group, Inc.

Source Capital Group, Inc. was founded in 1992 as a boutique investment banking firm specializing in small to medium-sized transactions, and continues to focus its investment banking activities in those segments of the market. Source Capital has grown to include businesses in general securities, emerging market securities, distressed and high yield debt securities, investment management, mortgages and business lending. Source Capital’s mission is to provide excellent service and independent, unbiased and tailor-made advice. Source Capital is registered as a broker-dealer with the SEC and in 50 states, the District of Columbia and Puerto Rico, and is a member of the Financial Industry Regulatory Authority and the Securities Investor Protection Corporation.  For more information, please visit: www.sourcegrp.com

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. (Nasdaq: STAF) is a public company in the staffing sector engaged in the execution of a global buy-and-build strategy through the acquisition of domestic and international staffing organizations in the US and the UK.  The Company believes the staffing industry offers opportunities for accretive acquisitions that will drive its annual revenues to $300 million. As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering and IT staffing space. For more information, please visit: www.staffing360solutions.com.

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Forward-Looking Statements

Certain matters discussed within this press release are forward-looking statements including, but not limited to the timing and ability to enter into any additional acquisitions and expand our business, as well as the size of future revenue or trading volume or future access to capital markets.  Although Staffing 360 Solutions, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.  Specifically, in order for the Company to achieve annualized revenues of $300 million, the Company will need to successfully raise sufficient capital, to consummate additional target acquisitions, successfully integrate any newly acquired companies, organically grow its business, successfully defend any potential future litigation, as well as various additional contingencies, many of which are unknown at this time and generally out of the Company’s control.  The Company can give no assurance that it will be able to achieve these objectives.  Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.  Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions, our ability to access the capital markets on terms acceptable to us, or at all, our ability to comply with our contractual covenants, including in respect of our debt and other risks detailed from time to time in Staffing 360 Solutions’ reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

Corporate Investor Contact:

Staffing 360 Solutions, Inc.

Darren Minton, Executive Vice President

646.507.5712

darren.minton@staffing360solutions.com

Financial Contact:

Staffing 360 Solutions, Inc.

David Faiman, Chief Financial Officer

646.507.5711

info@staffing360solutions.com